Exhibit 99.1

ADVAXIS AND THE UNIVERSITY OF PENNSYLVANIA RESTRUCTURE THEIR EXCLUSIVE LICENSE AGREEMENT

PRINCETON, NJ, July 29, 2014 — Advaxis, Inc. (NASDAQ:ADXS), a clinical-stage biotechnology company developing cancer immunotherapies, and the University of Pennsylvania signed an amendment to restructure their 2002 Exclusive License, which relates to Advaxis’s proprietary Listeria monocytogenes Lm-LLO cancer immunotherapy technology. The restructured agreement eliminates a milestone payment due upon the commencement of a Phase 3 clinical trial in humans and modifies milestone payments relating to first regulatory approval which Advaxis would owe to Penn. In exchange, Penn will receive an increased royalty rate on net sales, as well as enhanced milestone payments from Advaxis when cumulative global sales of between $250M and $2B are reached. The amended agreement allows Advaxis to more fully utilize its financial resources on the current clinical development of its Lm-LLO cancer immunotherapy technology and it provides Penn with enhanced post-commercialization financial terms.

John S. Swartley, Associate Vice Provost for Research and Executive Director of the Penn Center for Innovation, commented, “Advaxis’s success is our success. The Lm-LLO cancer immunotherapy technology was discovered at Penn and we are pleased to see that Advaxis has made substantial clinical and operational progress over the last several months. Given this progress, we executed an amendment to allow Penn to achieve much improved economics upon the successful commercialization of the technology. Doing so also supports Advaxis in the near term as they prepare for the initiation of a clinical program in HPV-associated cervical cancer with ADXS-HPV.”

Gregory T. Mayes, Executive Vice President and Chief Operating Officer, commented, “We are grateful to Penn for recognizing the tremendous economic opportunity associated with our Lm-LLO cancer immunotherapies and its potential long-term value.”

Readers are referred to and encouraged to read the Company’s 8-K, which will be filed following the issuance of this press release and which includes further financial details on the restructured agreement.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary platform intended to redirect the immune system to kill cancer. The Advaxis Lm-LLO technology, using bioengineered live attenuated Listeria monocytogenes bacteria, is the only known cancer immunotherapy shown in preclinical studies to neutralize Tregs and MSDCs, that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis’s lead immunotherapy, ADXS-HPV, targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The FDA has granted Advaxis orphan drug designation for each of these three indications. The Company plans to initiate a registrational clinical program for cervical cancer in 2014 and has established licensing partners in India and Asia for commercialization in those regions. Advaxis is planning to evaluate the combination of ADXS-HPV with an anti-PD-L1 immune checkpoint inhibitor in HPV-associated cancers.

Advaxis’s second immunotherapy candidate in clinical testing will be ADXS-PSA, which is being developed to address prostate cancer. Advaxis is planning to file an IND with the FDA and initiate a Phase 1 clinical study with ADXS-PSA in 2014. Advaxis is also developing ADXS-cHER2, to target the Her2 receptor overexpressing cancers. Her2 is overexpressed in certain solid-tumor cancers, including pediatric bone cancer (or osteosarcoma), breast cancer, esophageal, and gastric cancer. Advaxis is developing ADXS-cHER2 for both human and animal-health, and has seen promising results in canine osteosarcoma, which is considered a model for human bone cancer. Advaxis is pursuing a clinical program in pediatric osteosarcoma and has licensed ADXS-cHER2 and three other immunotherapy constructs to a major animal-health company. Advaxis is planning to file an IND for ADXS-cHER2 in Her2 overexpressing cancers.

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Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’s ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis’s proprietary immunotherapy, ADXS HPV; whether Advaxis immunotherapies can redirect the powerful immune response all human beings have to the bacterium to cancers. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’ SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2013, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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CONTACT:

Advaxis Contact:

Lisa Caperelli

Senior Director of Investor Relations and Corporate Communications

Advaxis, Inc.

caperelli@advaxis.com

215.206.1822

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

awheeler@tiberend.com

646.362.5750